Consent of Independent Registered Public Accounting Firm

The Board of Directors
Halliburton Company:

We consent to the incorporation by reference in the registration statement (No. 333‑215933) on Form S-3ASR, and (No. 333-166656) on Form S-4, and (Nos. 333-76496, 333-205842, 333-218568 and 333-225549) on Form S-8 of Halliburton Company of our reports dated February 13, 2019, with respect to the consolidated balance sheets of Halliburton Company and subsidiaries (the Company) as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of Halliburton Company.

/s/ KPMG LLP

Houston, Texas
February 13, 2019